Exhibit 24
LIMITED POWER OF ATTORNEY
SECURITIES LAW COMPLIANCE
     As an executive officer, director or 10% shareholder of Cell Genesys, Inc. (the “Company”), I hereby constitute and appoint Herbert P. Fockler, Sharon E. Tetlow and John M. Schembri, each of them, my true and lawful attorney-in-fact and agent to:
(1)	complete and execute such Forms 3, 4 and 5 as such attorney-in-fact shall in his or her discretion determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder, as a consequence of my ownership, acquisition, or disposition of securities of the Company;

(2)	do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company, and any other persons or agencies as such attorney-in-fact shall deem appropriate; and

(3)	take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to me, legally required by me, or in my best interest.
     I acknowledge that the foregoing attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.
     This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to my holdings of and transactions in securities issued by the Company, unless earlier revoked by me in a signed writing delivered to the attorneys-in-fact.

/s/ Stephen A. Sherwin, M.D.
Stephen A. Sherwin, M.D.

Dated:	December 21, 2005